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                                                                     EXHIBIT 5.1

               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                           Boston, Massachusetts 02111

701 Pennsylvania Avenue, N.W.                            Telephone: 617/542-6000
Washington, D.C. 20004                                   Fax: 617/542-2241
Telephone: 202/434-7300                                  www.mintz.com
Fax: 202/434-7400


                                    April 30, 1998

      ARIAD Pharmaceuticals, Inc.
      26 Landsdowne Street
      Cambridge, MA   02139

      Ladies and Gentlemen:

            You have requested our opinion with respect to certain matters in connection with the filing by ARIAD Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-3 on or about May 1, 1998 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of Two Million Five Hundred Thirty Seven Thousand Five Hundred (2,537,500) shares of the Company's Common Stock, $.001 par value (the "Shares").

            In connection with this opinion, we have examined the Registration Statement, the Offering Memorandum (referred to in the Registration Statement), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

            On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement will be validly issued, fully paid, and nonassessable.

            We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                             Very truly yours,

                                             /s/ Mintz, Levin, Cohn, Ferris,
                                                 Glovsky and Popeo, P.C.
                                             -----------------------------------
                                             MINTZ, LEVIN, COHN, FERRIS,
                                              GLOVSKY AND POPEO, P.C.